Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 15, 2002 (except for the first paragraph of Note D as to which the date is March 8, 2002 and the last paragraph of Note K as to which the date is June 27, 2002), accompanying the financial statements of Tele Digital Development, Inc. as of December 31, 2001 and 2000 and for each of the years then ended included in this Form 8-K/A-2. We hereby consent to the incorporation by reference of said report in the Registration Statement of XOX Corporation on Form S-8 (No. 333-61377).



                             /S/ GRANT THORNTON LLP




Minneapolis, Minnesota
November 18, 2002